EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

Carver Bancorp, Inc.
New York, New York
We hereby consent to the incorporation by reference in this Registration Statement of our report dated August 6, 2020, relating to the consolidated financial statements of Carver Bancorp, Inc. appearing in the Company’s Annual Report on Form 10-K for the year ended March 31, 2020.

/s/ BDO USA, LLP

New York, New York

November 17, 2020